UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2007

RACKABLE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1933 Milmont Drive
Milpitas, CA 95035
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 240-8300

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2006, Rackable Systems, Inc. (“Rackable”) acquired privately-held Terrascale Technologies Inc., a Canadian corporation (“Terrascale”) pursuant to the terms of a Share Purchase Agreement dated August 29, 2006 (the “Share Purchase Agreement”) by and among: Rackable; Rackable Systems Canada Acquisition ULC, an Alberta unlimited liability company indirectly wholly-owned by Rackable, Terrascale, all of the shareholders and other stakeholders of Terrascale, each of which is identified on Schedule A to the Share Purchase Agreement (the “Selling Shareholders”), and Tumit Communications Inc., as the Selling Shareholders’ Agent (“Tumit”).

For a period of six months following the closing, Rackable had the option to retain the rights to a technology known as Distributed Parity Engine by paying an additional $9 million of cash consideration to Tumit for distribution to the Selling Shareholders. On April 3, 2007, Rackable exercised that option by entering into an agreement (the “Agreement”) with Tumit to acquire all ownership rights to certain technology relating to a Distributed Parity Engine proprietary RAID algorithm, related patent application, software, documentation, and development notes, as further described in the Share Purchase Agreement (the “DPE Assets”). Rackable will pay to Tumit US$9,000,000 by April 5, 2007, in consideration for continued, unlimited, irrevocable, perpetual ownership of the DPE Assets. Tumit will then remit the appropriate amounts, per a schedule, to the former shareholders of Terrascale.

The Agreement is filed as Exhibit 2.1 hereto, and the above description of the material terms of the Agreement is qualified in its entirety to the Agreement as so filed.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

2.1	Agreement, dated April 3, 2007, between Rackable Systems, Inc. and Tumit Communications Inc., as the Selling Shareholders’ Agent, for the purchase of the DPE Assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Rackable Systems, Inc.

Dated: April 9, 2007	By:	/s/ William Garvey
William Garvey General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Agreement, dated April 3, 2007, between Rackable Systems, Inc. and Tumit Communications Inc., as the Selling Shareholders’ Agent, for the purchase of the DPE Assets.